UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2014, Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Registrant (“GLDD LLC”) executed a contract with Eastern Shipbuilding Group, Inc., a Florida corporation for the construction of a dual mode articulated tug/barge trailing suction hopper dredge. The vessel construction contract is in the amount of approximately $140,000,000, which is inclusive of the costs associated with certain equipment and materials to be provided by GLDD LLC in connection with the construction of the articulated tug and hopper dredge, and is subject to adjustment based on the actual neat steel weight of the hopper dredge. The contract contains customary warranties related the vessels’ construction, as well as provisions addressing potential delays in the delivery of the vessels and remedies available to GLDD LLC in the event of a default by the builder. The articulated tug and hopper dredge are expected to be delivered to GLDD LLC during the second half of 2016. The company intends to secure construction financing and execute an operating lease upon completion of the vessel.

The foregoing description of the contract does not purport to be complete and is qualified in its entirety by reference to the text thereof, which will be filed as an exhibit to the Registrant’s annual report on Form 10-K for the year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

Date: January 16, 2014	/s/ William S. Steckel
William S. Steckel Senior Vice President and Chief Financial Officer